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                                                                    EXHIBIT 11.1


                          THE COAST DISTRIBUTION SYSTEM

                        Computation of Earnings Per Share
                          Year Ended December 31, 1995

                                                                  Primary     Fully Diluted
                                                                 Earnings       Earnings
                                                                 Per Share      Per Share
                                                                ----------    -------------
  I.   Weighted Average Shares Outstanding                       5,101,117      5,101,117

 II.   Common Stock Equivalents                                     51,745         52,901

III.   Other Dilutive Securities                                                   51,712
                                                                ----------     ----------
       Average Number of Common and Common Equivalent Shares     5,152,862      5,205,730
                                                                ==========     ==========
       Net Earnings                                             $3,344,000     $3,344,000

       Dividends paid on preferred stock of subsidiary             (33,000)       (33,000)
                                                                ----------     ----------
       Interest on convertible debt                                                26,890

       Net earnings available to common shareholders            $3,311,000     $3,337,890
                                                                ==========     ==========
       Divided by Common and Equivalent Shares                       $0.64          $0.64
                                                                ==========     ==========